OMB control number.   SEC 1473 (3-99)

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                                            OMB Number         3235-0104
                                            Expires:   December 31, 2001
                                            Estimated average burden
                                            hours per response. . . 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30
(f)of the Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*

Tiffany & Co.
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    (Last)                (First)                 (Middle)


600 Madison Avenue, Eighth Floor
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                                               (Street)

New York                   NY                     10022

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    (City)                (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

May 1, 2001

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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

13-3228013

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4. Issuer Name and Ticker or Trading Symbol

Little Switzerland, Inc.   LSVI

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

       [ ] Director                      [X]   10% Owner
       [ ] Officer(give title below)     [ ]   Other (specify below)

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6.  If Amendment, Date of Original (Month/Day/Year)



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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [ ]  Form filed by One Reporting Person

    [x]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

   Common Stock,
   par value $0.01 per share             7,410,000 (1)               D
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  Common Stock,
  par value $0.01 per share              7,410,000 (2)               I                    The Reporting Person is the parent company
                                                                                          of the record owner of the Common Stock.
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

   No securities owned.
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
Explanation of Responses:


     (1) Tiffany & Co International, a joint filer, is the record owner of the 7,410,000 shares of Common Stock.

     (2) Tiffany & Co. is the parent company of Tiffany & Co. International. As such, it indirectly beneficially owns the 7,410,000 shares of Common Stock.

      Tiffany & Co.
      /s/ Patrick B. Dorsey
      Patrick B. Dorsey
      Senior Vice President, General Counsel and Secretary          June 4, 2001
      --------------------------------------------------------------------------
                                                                        Date

            **Signature of Reporting Person


                  Joint Filer Information

                  Name:  Tiffany & Co. International

                  Address:  600 Madison Avenue, Eighth Floor
                            New York, NY 10022

                  I.R.S. Number:  06-112-1421

                  Designated Filer:  Tiffany & Co.

                  Issuer & Ticker Symbol:  Little Switzerland, Inc.   LSVI

                  Date of Event Requiring Statement:  May 1, 2001

                  Signature:  /s/ Patrick B. Dorsey
                                  Patrick B. Dorsey
                                  Vice President and Secretary